As filed with the Securities and Exchange Commission on December 29, 2017

Registration No. 333-212944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________

Post-Effective Amendment No. 1 to Form S-8

REGISTRATION STATEMENT Under
The Securities Act of 1933

Associated Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3965991 (I.R.S. Employer Identification No.)
Associated Capital Group, Inc. One Corporate Center Rye, New York 10580

(Address of Principal Executive Offices) (Zip Code)

ASSOCIATED CAPITAL GROUP, INC. 2015 STOCK AWARD AND INCENTIVE PLAN

(Full title of the plan)

Kevin Handwerker

Associated Capital Group, Inc.

One Corporate Center

Rye, New York 10580

(Name and address of agent for service)

(203) 629-9595

(Telephone number, including area code, of agent for service)

Copy to:

Steve Wolosky, Esq.

Elizabeth Gonzalez-Sussman, Esq.

Olshan Frome Wolosky LLP

Park Avenue Tower

1325 Avenue of Americas

New York, New York 10019

(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Associated Capital Group, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Registrant’s Class A Common Stock, par value $0.001 per share (the “Common Stock”), issuable by the Registrant pursuant to the Registrant’s 2015 Stock Award and Incentive Plan, as amended (“Plan”), previously registered by the Registrant pursuant to the Registration Statement on Form S-8 (File No. 333-212944), registering 1,450,300 shares of Common Stock, filed with the Securities and Exchange Commission on August 5, 2016 (the “Registration Statement”).

As of the date hereof, 540,600 shares of Common Stock pursuant to restricted stock awards have been issued under the Plan by the Registrant. As the Registrant currently has no intention of granting additional stock-based awards under the Plan, the Registrant no longer needs the Form S-8 to remain effective. Accordingly, the Registrant hereby removes from registration all of the shares of Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 29 day of December, 2017.

ASSOCIATED CAPITAL GROUP, INC.

By:	/s/ Francis J. Conroy
Name: Francis J. Conroy
Title: Interim Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.